Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS THAT HURRICANE HAD NO SIGNIFICANT IMPACT

ON AXIS, AL MANUFACTURING FACILITY

Newport Beach, CA – September 20, 2004 – American Vanguard Corporation (AMEX: AVD), today reported that Hurricane Ivan did not have a significant impact on its manufacturing facility located in Axis, AL.

Eric Wintemute, President and CEO of American Vanguard, commented, “We are pleased to report that our facility did not sustain any material damage from Hurricane Ivan and there was no interruption of production at the plant. Accordingly, we do not anticipate any material storm-related impact to our financial results for the third quarter of 2004. We appreciate our employees’ efforts to secure the facility and are especially grateful to the emergency crew that supervised the plant.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard has been recognized as one of BusinessWeek’s Hot Growth Companies (#93) and Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
(949) 260-1200		lbarbera@equityny.com
(212) 836-9610
Loren G. Mortman
(212) 836-9604